                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated September 12, 1996 (except for Note 1, as to which date is September 19, 1996), on our audits of the consolidated financial statements of Mark Solutions, Inc.'s ("Mark") as of June 30, 1996 and 1995 and for the years ended June 30, 1996, 1995 and 1994 appearing in Mark's Annual Report on Form 10-K for the year ended June 30, 1996. We also consent to the reference to us under the heading "Experts" in the Prospectus which is part of the Registration Statement.

                                     Sax Macy Fromm & Co., P.C.
                                     Certified Public Accountants

Clifton, New Jersey
July 18, 1997

                                      II-7